Exhibit 99.1

Tel-Instrument Electronics Corp Announces Third Quarter Results, AIMS Testing Completed for the TS-4530A Program and Expected Production Release for the ITATS Program

East Rutherford, NJ – February 21, 2013 – Tel-Instrument Electronics Corp (“TIC” or the “Company”) (NYSE MKT: TIK) announced results for its third quarter and first nine months of fiscal year 2013 as well as two milestones on the TS-4530A and ITATS programs.

Financial Overview

For the three months ended December 31, 2012, sales decreased $1,323,215 to $2,350,020, as compared to $3,673,235 for the same period in the prior year.  The Company recorded a net loss of $545,177 or $0.19 per share for the three months ended December 31, 2012, as compared to net income of $97,431 or $0.04 per share for the three months ended December 31, 2011

The Company recorded sharply reduced revenues and a significant loss for the nine months ended December 31, 2012 due mainly to the limited production for the CRAFT 708 program and delays in securing a production release for the TS-4530A program from the U.S. Army. For the nine months ended December 31, 2012, sales decreased $5,415,542 to $5,922,258, as compared to $11,337,800 for the same period in the prior year.  The Company recorded a net loss of $1,643,682 or $0.59 per share for the nine months ended December 31, 2012, as compared to net income of $119,952 or $0.04 per share (fully-diluted) for the nine months ended December 31, 2011.

The production delays for the CRAFT and TS-4530A programs have negatively impacted the Company’s cash flow. As such, the Company secured additional short-term financing in July for $600,000, received a progress payment from the government on the CRAFT program for approximately $990,000 (which has been repaid as of December 31, 2012), received an equity purchase for $500,000 from the Company’s Chief Executive Officer, a director and an affiliate to the Company, and in November 2012 received approximately $500,000 from an investment group in exchange for approximately 149,254 shares of newly issued common stock.

Update of Major Programs

The Company has resolved the issues on the CRAFT program, and has received U.S. Navy approval to increase CRAFT production levels, and is now in the process of ramping up production. The Company has also started to receive additional orders from the Navy for additional CRAFT units. In February 2013, TIC received a $435,000 order for 16 CRAFT 719 units. TIC also expects additional orders from the Navy for CRAFT 708 units.

In February 2013, the TS-4530A test set completed testing conducted by the Department of Defense (DOD) AIMS Program Office on the TS-4530A Flight Line Test Set.  TIC anticipates receipt of the official AIMS certification letter in the near future. With this critical milestone completed, TIC is working with the U.S. Army to secure a near-term production release as well as a progress payment. The TS-4530A program is a critical program with almost $20,000,000 of booked production orders.

The AN/ARM-206 ITATS development program is completed and the Company completed its Production Readiness Review with the U.S. Navy in February 2013.  A production release is expected in the next two weeks. The Company currently has orders for 102 units for approximately $5.3 million. It is expected that shipments will commence in the first half of calendar year 2013.

If the Company is unable to obtain production releases within a reasonable period of time and/or our vendors or lenders begin to pursue legal action demanding payments, it would result in a material adverse effect on the Company’s operations and its ability to pay its obligations. As such, the Company may need to pursue additional sources of financing and/or additional progress payments.

TIC encourages everyone to read the full results of operations contained in the Form 10-Q filed on February 19, 2013 at sec.gov.

About Tel-Instrument Electronics Corp

Tel-Instrument is a leading designer and manufacturer of avionics test and measurement solutions for the global commercial air transport, general aviation, and government/military aerospace and defense markets. Tel-Instrument provides instruments to test, measure, calibrate, and repair a wide range of airborne navigation and communication equipment. For further information please visit our website at www.telinstrument.com.

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This press release includes statements that are not historical in nature and may be characterized as “forward-looking statements,” including those related to future financial and operating results, benefits, and synergies of the combined companies, statements concerning the Company’s outlook, pricing trends, and forces within the industry, the completion dates of capital projects, expected sales growth, cost reduction strategies, and their results, long-term goals of the Company and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. All predictions as to future results contain a measure of uncertainty and, accordingly, actual results could differ materially. Among the factors which could cause a difference are: changes in the general economy; changes in demand for the Company’s products or in the cost and availability of its raw materials; the actions of its competitors; the success of our customers; technological change; changes in employee relations; government regulations; litigation, including its inherent uncertainty; difficulties in plant operations and materials; transportation, environmental matters; and other unforeseen circumstances. A number of these factors are discussed in the Company’s previous filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

Contacts

Tel-Instrument Electronics Corp
Joseph P. Macaluso, 201-933-1600

or

Institutional Marketing Services (IMS)
John Nesbett or Jennifer Belodeau
203-972-9200
jnesbett@institutionalms.com

TEL-INSTRUMENT ELECTRONICS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2012	March 31, 2012
	(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$98,794	413,195
Accounts receivable, net	652,916	1,694,636
Unbilled government receivables	1,051,657	1,780,381
Inventories, net	6,804,031	5,023,975
Prepaid expenses and other	93,874	220,255
Deferred debt expense	148,727	108,321
Deferred income tax asset	1,099,169	1,288,631
Total current assets	9,949,168	10,529,394

Equipment and leasehold improvements, net	607,546	706,870
Deferred debt expenses – long-term	183,544	264,784
Deferred income tax asset – non-current	2,057,765	948,489
Other assets	56,872	56,872
Total assets	12,854,895	12,506,409

LIABILITIES & STOCKHOLDERS’ EQUITY

Current liabilities:
Current portion long-term debt	1,187,534	542,382
Capital lease obligations – current portion	72,023	64,675
Accounts payable	4,373,431	3,223,291
Deferred revenues – current portion	24,426	34,767
Accrued payroll, vacation pay and payroll taxes	369,455	440,116
Accrued expenses	1,174,606	1,702,052
Total current liabilities	7,201,475	6,007,283

Subordinated notes payable-related parties	250,000	250,000
Capital lease obligations	94,607	149,582
Deferred revenues	1,853	4,637
Warrant liability	200,634	355,290
Long-term debt, net of debt discount	1,333,377	1,490,302
Total liabilities	9,081,946	8,257,094

Commitments

Stockholders' equity:
Common stock, par value $.10 per share, 3,000,639 and 2,684,215 issued and outstanding as of December 31, 2012 and March 31, 2012, respectively	300,061	268,421
Additional paid-in capital	7,057,117	5,921,441
Accumulated deficit	(3,584,229)	(1,940,547
Total stockholders' equity	3,772,949	4,249,315
Total liabilities and stockholders' equity	$12,854,895	$12,506,409

TEL-INSTRUMENT ELECTRONICS CORPORATION
 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Nine Months Ended
	December 31, 2012	December 31, 2011	December 31, 2012	December 31, 2011
				(Restated)
Net sales	$2,350,020	$3,673,235	5,922,258	$11,337,800
Cost of sales	1,896,652	2,227,856	4,582,773	6,547,563

Gross margin	453,368	1,445,379	1,339,485	4,790,237

Operating expenses:
Selling, general and administrative	587,146	724,636	1,927,380	2,191,332
Engineering, research and development	481,055	633,136	1,608,459	2,160,107
Total operating expenses	1,068,201	1,357,772	3,535,839	4,351,439

Income (loss) from operations	(614,833)	87,607	(2,196,354)	438,798

Other income (expense):
Amortization of debt discount	(37,948)	(13,386)	(82,349)	(40,177)
Amortization of debt expense	(68,384)	(27,081)	(152,175)	(81,241)
Financing Costs	(21,441)	-	(47,918)	-
Change in fair value of common stock warrants	19,710	130,433	268,767	66,738
Gain on sale of capital asset	-	500	-	500
Proceeds from life insurance policy	-	-	-	300,029
Interest income	420	224	433	418
Interest expense	(126,489)	(103,155)	(349,989)	(302,265)
Total other income (expense)	(234,132)	(12,465)	(363,231)	(55,998)

Income (loss) before income taxes	(848,965)	75,142	(2,559,585)	382,800

Income tax expense (benefit)	(303,788)	(22,289)	(915,903)	262,848

Net income (loss)	$(545,177)	$97,431	$(1,643,682)	$119,952

Basic income (loss) per common share	$(0.19)	$0.04	$(0.59)	$0.05
Diluted income (loss) per common share	$(0.19)	$0.04	$(0.59)	$0.04

Weighted average shares outstanding:
Basic	2,912,516	2,652,864	2,776,643	2,650,032
Diluted	2,912,516	2,706,078	2,776,643	2,718,720